Exhibit 99.1

Encore Board Approves Three-for-Two Stock Split

     FORT WORTH, Texas, Jun 15, 2005 (BUSINESS WIRE) — Encore Acquisition Company (NYSE:EAC) announced today that its Board of Directors declared a three-for-two stock split of Encore’s common stock to be accomplished by means of a stock dividend. The additional shares will be distributed on July 12, 2005 to stockholders of record on June 27, 2005. In lieu of issuing fractional shares, the Company will pay cash for such fractional shares based on the closing price of the common stock on the record date. After the split, Encore will have approximately 49.3 million shares outstanding.

     Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore’s oil and natural gas reserves are in four core areas: the Cedar Creek Anticline of Montana and North Dakota; the Permian Basin of West Texas and Southeastern New Mexico; the Mid Continent area, which includes the Arkoma and Anadarko Basins of Oklahoma, the North Louisiana Salt Basin, the East Texas Basin and the Barnett Shale; and the Rocky Mountains. Encore’s latest investor presentation is available on the Company’s website at www.encoreacq.com.

Contact:

      Encore Acquisition Company, Fort Worth
      Roy W. Jageman, 817-339-0861
      or
      William J. Van Wyk, 817-339-0812